UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 16, 2004

Conexant Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-179943
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 MacArthur Boulevard, Newport Beach, California		92660
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-483-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 16, 2004, Conexant Systems, Inc. (the Company) announced that the board of directors had appointed Lewis C. Brewster as executive vice president and chief operating officer of the Company, replacing C. Michael Powell, who had resigned from his position as senior vice president and chief operating officer for personal reasons, each effective November 16, 2004.

Mr. Brewster, age 40, has been executive vice president, sales, operations and quality of the Company since the merger of the Company with GlobespanVirata, Inc. on February 27, 2004. Mr. Brewster served as executive vice president and chief operating officer of the Company from June 2003 to February 2004 and senior vice president, worldwide sales from December 1998 to June 2003. Mr. Brewster's employment with the Company is subject to existing employment agreements dated as of December 15, 1998 and February 27, 2004 with the Company, which have been filed as exhibits to the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 1998 and March 31, 2004, respectively.

Mr. Brewster's February 27, 2004 employment agreement was effective February 27, 2004, the closing date of the GlobespanVirata merger, and provides that he will serve as executive vice president, sales, operations and quality of the Company. His employment agreement has an initial two-year term and thereafter will be automatically extended for additional one-year terms, unless either party gives 60 days' written notice that it no longer wishes the automatic extensions to continue. In exchange for his services, Mr. Brewster is paid an initial annual base salary of $360,000 and is eligible for an initial annual target bonus of 70% of his annual base salary. Following completion of the GlobespanVirata merger, the Company paid Mr. Brewster a cash bonus of $150,000 and granted him (i) options to purchase 200,000 shares of the Company's common stock, exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant and (ii) retention options to purchase 175,000 shares of the Company's common stock, exercisable on the second anniversary of the merger.

Under the February 27, 2004 employment agreement, if the Company terminates Mr. Brewster's employment without "cause" (as defined in his employment agreement), then the Company will (i) continue to pay his base salary for 12 months following the date of termination in accordance with normal payroll practices, (ii) continue to provide certain benefits and perquisites to Mr. Brewster for 12 months after the date of termination, unless and until he receives similar benefits from another employer during the 12 month period, and (iii) pay him promptly after the end of the fiscal year in which the termination occurs a cash lump-sum equal to the sum of (1) a pro rata share of his target bonus for the fiscal year in which the termination occurs and (2) the full amount of his target bonus for such fiscal year. In addition, all of Mr. Brewster's options and shares of restricted stock will continue to vest during the 12 months following his termination date and Mr. Brewster may exercise all vested options during the 12-month period following his termination and for 90 days thereafter, after which time all of his options will expire. Mr. Brewster will be restricted from competing with the Company (to the extent permitted by law) or soliciting employees or customers of the Company during the employment period and for 12 months after his employment terminates.

Mr. Brewster's December 15, 1998 employment agreement becomes effective upon a "change of control" of the Company and provides for the continuing employment of Mr. Brewster after the "change of control" on terms and conditions no less favorable than those in effect before the change of control. Thereafter, if Mr. Brewster's employment is terminated by the Company without "cause" or if he terminates his own employment for "good reason" (each as defined in his employment agreement), Mr. Brewster is entitled to severance benefits equal to two times his annual compensation (including bonus) and continuation of certain benefits for two years. Mr. Brewster is entitled to an additional payment, if necessary, to make him whole as a result of any excise tax imposed by the Internal Revenue Code of 1986, as amended, on certain change of control payments (unless the safe harbor amount above which the excise tax is imposed is not exceeded by more than 10%, in which event the payments will be reduced to avoid the excise tax).

For purposes of the December 15, 1998 employment agreement, a "change of control" is defined generally as:

• the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of the Company's common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

• a change in the composition of a majority of the Company's board of directors which is not supported by the current board of directors;

• a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company's assets, which results in a change in the majority of the board of directors or of more than 60% of the Company's stockholders; or

• approval by the Company's stockholders of the complete liquidation or dissolution of the Company.

In the event of any conflict between Mr. Brewster's employment agreements, the agreement with terms more favorable to Mr. Brewster will control, without duplication.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Conexant Systems, Inc.

November 18, 2004	By:	Dennis E. O'Reilly

Name: Dennis E. O'Reilly
Title: Senior Vice President, Chief Legal Officer and Secretary